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        EXHIBIT 10.3     NEWTEK BUSINESS SERVICES, INC.

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                            EMPLOYMENT AGREEMENT WITH
                               BRIAN A. WASSERMAN

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        PREAMBLE. This Agreement entered into this 6th day of March 2003, by and between Newtek Business Services, Inc. (the "Company") and Brian A. Wasserman (the "Executive"), effective immediately.

        WHEREAS, the Executive is to be employed by the Company as an executive officer; and

        WHEREAS, the parties desire by this writing to set forth the employment relationship of the Company and the Executive.

        NOW, THEREFORE, it is AGREED as follows:

        1.      Defined Terms

                When used anywhere in the Agreement, the following terms shall have the meaning set forth herein.

                (a) "Board" shall mean the Board of Directors of the Company.

                (b) "Change in Control" shall mean any one of the following events: (i) the acquisition of ownership, holding or power to vote 50% or more of the Company's voting stock, (ii) the acquisition of the ability to control the election of a majority of the Company's directors, (iii) the acquisition of a controlling influence over the management or policies of the Company by any person or by persons acting as a "group" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), or (iv) during any period of two consecutive years, individuals (the "Continuing Directors") who at the beginning of such period constitute the Board of Directors of the Company (the "Existing Board") cease for any reason to constitute at least one half thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. For purposes of this paragraph only, the term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

                (c) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and as interpreted through applicable rulings and regulations in effect from time to time.

                (d)     "Code Section 280G Maximum" shall mean the product of
2.99 and the Executive's "base amount" as defined in Code Section 280G(b)(3).

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                (e)     "Company" shall mean Newtek Business Services, Inc., and
any successor to its interest.

                (f)     "Common Stock" shall mean common stock of the Company.

                (g) "Effective Date" shall mean the date of execution referenced in the Preamble of this Agreement.

                (h)     "Executive" shall mean Brian Wasserman.

                (i) "Good Reason" shall mean any of the following events, which has not been consented to in advance by the Executive in writing: (i) the requirement that the Executive move his personal residence, or perform his principal executive functions, more than fifty (50) miles from his primary office as of the Effective Date; (ii) a material reduction in the Executive's base compensation as the same may be increased from time to time; (iii) the failure by the Company to continue to provide the Executive with compensation and benefits provided for on the Effective Date, as the same may be increased from time to time, or with benefits substantially similar to those provided to him under any of the Executive benefit plans in which the Executive now or hereafter becomes a participant, or the taking of any action by the Company which would directly or indirectly reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by him; (iv) the assignment to the Executive of duties and responsibilities materially different from those associated with his position on the Effective Date; (v) a failure to elect or reelect the Executive to the Board of Directors of the Company; (vi) a material diminution or reduction in the Executive's responsibilities or authority (including reporting responsibilities) in connection with his employment with the Company.

                (j) "Just Cause" shall mean the Executive's willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, conviction for a felony, or material breach of any provision of this Agreement. No act, or failure to act, on the Executive's part shall be considered "willful" unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interests of the Company.

                (k) "Protected Period" shall mean the period that begins on the date six months before a Change in Control and ends on the earlier of six months following the Change in Control or the expiration date of this Agreement.

                (l) "Trigger Event" shall mean (i) the Executive's voluntary termination of employment either for any reason within the 30-day period beginning on the date of a Change in Control, or within 90 days of an event that both occurs during the Protected Period and constitutes Good Reason, or (ii) the termination by the Company or its successor(s) in interest, of the Executive's employment for any reason other than Just Cause during the Protected Period.

        2. Employment. The Executive is employed as Treasurer and Chief Financial Officer of the Company. The Executive shall render such administrative and management services for the Company and its subsidiaries as are currently rendered and set forth in the attached Position Description and as are customarily performed by persons situated in a similar executive capacity and consistent with the duties of the Treasurer and Chief Financial Officer as

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set forth in the bylaws of the Company. The Executive shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Company and its subsidiaries. The Executive's other duties shall be such as the Company's Chief Executive Officer may from time to time reasonably direct, including normal duties as an officer of the Company.

        3. Base Compensation. The Company agrees to pay the Executive during the term of this Agreement a salary at the rate of $285,000 per annum, payable in cash not less frequently than monthly. Additionally, the Board shall review, not less often than annually, the rate of the Executive's salary and may decide to further increase his salary.

        4.      Cash Bonuses; Incentive Compensation.

                (a) The Board shall determine the Executive's right to receive incentive compensation in the form of cash bonuses and other awards. No other compensation provided for in this Agreement shall be deemed a substitute for such incentive compensation. Cash bonuses shall be awarded pursuant to the terms of the Company's Annual Cash Bonus Plan, if one has been adopted by the Board and if not, then by action of the Board.

                (b) Special incentive bonus for 2003. In addition to all other compensation payable hereunder, the Executive shall be entitled to a bonus of $50,000.00 if all of the following conditions are met during the year of 2003: (i) the Company is able to complete the funding of new capco program subsidiaries in the states of Alabama, Florida and Georgia; (ii) the Company has raised a minimum of $1 million in new cash proceeds from the sale of its Common Stock, subject in all cases to the direct or delegated approval of the Board; and (iii) the Compensation Committee of the Board, with the participation of the Company's Chief Executive Officer, finds the Executive's performance to have been satisfactory and acts to continue, renew or extend the Executive's employment with the Company.

                (c) Upon the execution of this Agreement, the Executive shall be awarded fifty thousand (50,000) options pursuant to the Company's 2000 Incentive Stock and Deferred Compensation Plan which shall, to the maximum extent permitted by law, be "incentive stock options" under the Plan. The options will priced at fair market as of the date of award (at 110% for incentive stock options for 10% or more stockholders), will vest at the first anniversary of the date of award and will be exercisable for five (5) years thereafter, until the sixth (6th) anniversary of the date of award.

        5.      Other Benefits.

                (a) Participation in Retirement, Medical and Other Plans. The Executive shall participate in any plan that the Company maintains for the benefit of its employees if the plan relates to (i) pension, profit-sharing, or other retirement benefits, (ii) medical insurance or the reimbursement of medical or dependent care expenses, or (iii) other group benefits, including disability and life insurance plans.

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                (b)     Executive Benefits; Expenses. The Executive shall
participate in any fringe benefits which are or may become available to the Company's senior management Executives, including for example incentive compensation plans, club memberships, and any other benefits which are commensurate with the responsibilities and functions to be performed by the Executive under this Agreement. The Executive shall be reimbursed for all reasonable out-of-pocket business expenses which he shall incur in connection with his services under this Agreement upon substantiation of such expenses in accordance with the policies of the Company.

                (c) Split-Dollar Life Insurance. The Company shall provide the Executive with split-dollar life insurance coverage. The coverage shall be provided under a separate Split-Dollar Life Insurance Agreement (the "Split-Dollar Agreement") entered into between the Executive and the Company, the terms of which shall include the following:

                        (i) Amount of Insurance. The Company shall obtain an insurance policy (the "Policy") in the face amount of $2 million on the life of the Executive.

                        (ii) Ownership. The Company shall be the sole owner of the Policy.

                        (iii) Payment of Premiums. The Company shall pay all premiums for each Policy year.

                        (iv) Death Benefits. Upon the death of the Executive, the death benefit payable under the Policy shall be paid to the Company in an amount equal to the lesser of (i) the aggregate premiums paid by the Company and
(ii) the cash surrender value of the Policy. The balance shall be paid to the Executive's designated beneficiary or, if none is validly designated, his estate.

                        (v) Dividends. All dividends on the Policy shall be used to purchase additions to insurance issued by the insurer.

                        (vi) Termination of Employment. Upon termination of Executive's employment for any reason, the Executive may elect, by written notice to the Company within 30 days of such termination, to purchase the Policy and assume all premium obligations thereunder from the Company by paying the lesser of (i) the total premiums paid by the Company or (ii) the cash surrender value of the Policy.

        6. Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment under this Agreement, for the period commencing on the Effective Date and ending 12 months thereafter (or such earlier date as is determined in accordance with Section 11) (the "Term").

        7.      Loyalty; Noncompetition.

                (a) During the period of his employment hereunder and except for illnesses, reasonable vacation periods, and reasonable leaves of absence, the Executive shall devote substantially all his full business time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, from time to time, Executive may serve on the boards

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of directors of, and hold any other offices or positions in, companies or organizations, at the request of the Company or which will not present, in the opinion of the Board, any conflict of interest with the Company or any of its subsidiaries or affiliates, nor unfavorably affect the performance of Executive's duties pursuant to this Agreement, nor violate any applicable statute or regulation. "Full business time" is hereby defined as that amount of time usually devoted to like companies by similarly situated executive officers. During the term of his employment under this Agreement, the Executive shall not engage in any business or activity contrary to the business affairs or interests of the Company.

                (b) Nothing contained in this Paragraph 7 shall be deemed to prevent or limit the Executive's right to invest in the capital stock or other securities of any business dissimilar from that of the Company or, solely as a passive or minority investor, in any business.

        8. Standards. The Executive shall perform his duties under this Agreement in accordance with such reasonable standards as the Board may establish from time to time. The Company will provide Executive with the working facilities and staff customary for similar executives and necessary for him to perform his duties.

        9. Vacation and Sick Leave. At such reasonable times as the Board shall in its discretion permit, the Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time; provided that:

                (a) The Executive shall be entitled to an annual vacation in accordance with the policies that the Board periodically establishes for senior management Executives of the Company.

                (b) The Executive shall not receive any additional compensation from the Company on account of his failure to take a vacation, and the Executive shall not accumulate unused vacation from one fiscal year to the next, except in either case to the extent authorized by the Board.

                (c) In addition to the aforesaid paid vacations, the Executive shall be entitled without loss of pay, to absent himself voluntarily from the performance of his employment with the Company for such additional periods of time and for such valid and legitimate reasons as the Board may in its discretion determine. Further, the Board may grant to the Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as such Board in its discretion may determine.

                (d) In addition, the Executive shall be entitled to an annual sick leave benefit as established by the Board.

        10. Indemnification. The Company shall indemnify and hold harmless Executive from any and all loss, expense, or liability that he may incur due to his services for the Company as an officer and or director (including any liability he may ever incur under Code Section 4999, or a successor, as the result of severance benefits he collects pursuant to Sections 11 or 13) during the full Term of this Agreement and shall at all times maintain adequate insurance for such purposes.

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        11.     Termination and Termination Pay. Subject to Section 13 hereof, the Executive's employment hereunder may be terminated under the following circumstances:

                (a) Just Cause. The Board may, based on a good faith determination and only after giving the Executive written notice and a reasonable opportunity to cure, immediately terminate the Executive's employment at any time, for Just Cause. The Executive shall have no right to receive compensation or other benefits for any period after termination for Just Cause.

                (b) Without Just Cause. The Board may, by written notice to the Executive, immediately terminate his employment for a reason other than Just Cause, in which case the Executive shall be paid an amount equal to the balance of compensation provided for by Sections 3 and 4 hereof for the balance of the Term.

                (c) Resignation by Executive with Good Reason. The Executive may at any time immediately terminate employment for Good Reason, in which case the Executive shall be entitled to receive the following compensation and benefits: (i) the salary and cash bonus provided pursuant to Sections 3 and 4 hereof, up to the expiration date (the "Expiration Date") of the Term, including any renewal term, of this Agreement, and (ii) the cost to the Executive of obtaining all health, life, disability and other benefits which the Executive would have been eligible to participate in through the Expiration Date based upon the benefit levels substantially equal to those that the Company provided for the Executive at the date of termination of employment. Said payment shall be made in a lump sum payment within 10 days after his termination of employment.

                (d) Resignation by Executive without Good Reason. The Executive may voluntarily terminate employment with the Company during the Term of this Agreement, upon at least 60 days' prior written notice to the Board of Directors, in which case the Executive shall receive only his compensation, vested rights, and Executive benefits up to the date of his resignation without Good Reason.

                (e) Retirement, Death, or Disability. If the Executive's employment terminates during the Term of this Agreement due to his death, a disability that results in his collection of any long-term disability benefits, or retirement at or after age 62, the Executive (or the beneficiaries of his estate) shall be entitled to receive the compensation and benefits that the Executive would otherwise have become entitled to receive pursuant to subsection
(d) hereof upon a termination without Good Reason.

                (f) Termination or Non-Renewal, Payment. If the Executive's employment hereunder is terminated pusuant to subsections (b), without Just Cause, or (c), with Good Reason, or if the Term of this Agreement is not extended for at least one additional year, the Executive shall be entitled to compensation and benefits equal to six (6) months compensation and benefits under Sections 3 and 4 hereof, provided, however, that the Company shall have the option of paying such compensation over a twelve (12) month period.

        12. No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such

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payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

        13. Change in Control. Notwithstanding any provision herein to the contrary, if a Trigger Event occurs during the Protected Period, the Executive shall be paid an amount equal to the Code Section 280G Maximum. Said sum shall be paid in one lump sum within ten (10) days of such termination.

        14.     Reimbursement for Litigation Expenses.

        In the event that any dispute arises between the Executive and the Company as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action that the Executive takes to enforce the terms of this Agreement or to defend against any action taken by the Company, the Executive shall be reimbursed for all costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, provided that the Executive shall obtain a final judgement by a court of competent jurisdiction in favor of the Executive. Such reimbursement shall be paid within ten (10) days of Executive's furnishing to the Company written evidence, which may be in the form, among other things, of a cancelled check or receipt, of any costs or expenses incurred by the Executive.

        15.     Successors and Assigns.

                (a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company.

                (b) Since the Company is contracting for the unique and personal skills of the Executive, the Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company.

        16. Corporate Authority. Company represents and warrants that the execution and delivery of this Agreement by it has been duly and properly authorized by the Board and that when so executed and delivered this Agreement shall constitute the lawful and binding obligation of the Company.

        17. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

        18. Applicable Law. Except to the extent preempted by Federal law, the laws of the State of New York shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

        19. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

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        20.     Entire Agreement. This Agreement, together with any
understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto with respect to the matters addressed and shall supercede all previous agreements with respect to such matters.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.


Witnessed by:                           NEWTEK BUSINESS SERVICES, INC.

/s/ Michelle Reres                      By     /s/ Jeffrey G. Rubin
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Secretary                               Its:   President


Witnessed by:

/s/ Michelle Reres                             /s/ Brian A. Wasserman
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                                              Brian A. Wasserman

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